Exhibit 10.3

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”), effective as of the date of the later signature below (“Effective Date”), is entered into by and between GoBrands, Inc., d/b/a goPuff (“goPuff”), and the entity set forth below (“Partner”).

WHEREAS, (i) goPuff is in the business of selling and distributing convenience items, (ii) Partner offers certain convenience items sold and distributed by goPuff; (iii) Partner wishes for GoPuff to engage in certain Promotional Activities (defined below); and (iv) goPuff agrees to engage in same.

NOW, THEREFORE, the parties agree as follows:

1. Promotional Activities.

1.1. Promotional Activities. Subject to the terms and conditions of this Agreement, during the Term, goPuff shall engage in the promotional activities, for the benefit of Partner, set forth in any applicable Statement of Work (the “Promotional Activities”).

1.2. Order of Precedence. The parties intend for the express terms and conditions contained in this Agreement (including schedules and exhibits hereto) and in each statement of work executed by authorized representatives of each party (“Statement(s) of Work”) to exclusively govern and control each party’s respective rights and obligations regarding the provision of Promotional Activities, and the parties’ agreement is expressly limited to such terms and conditions. From time to time during the Term, the parties may enter into one or more Statements of Work. The provisions set forth in each Statement of Work are incorporated by reference into this Agreement for all purposes hereunder. Notwithstanding the foregoing, if any provisions contained in a Statement of Work directly conflict with any terms and conditions contained in this Agreement, the applicable provision of this Agreement will prevail and such conflicting provision(s) in the Statement of Work will have no force or effect.

1.3. Promotional Materials. Partner shall provide all materials, content, trademarks, and information, including photographs, videos, product descriptions and information (“Promotional Materials”) to be used by goPuff in connection with the Promotional Activities for Partner. Such Promotional Materials will be in the format reasonably requested by goPuff. Partner shall deliver all Promotional Materials to goPuff by the date specified in the applicable Statement of Work.

2. Fees. Each party shall pay to the other any fees or other amounts specified in a Statement of Work. The party to which such fees or other amounts are owed will invoice the other party on the schedule set forth in the applicable Statement of Work and the party receiving such invoice shall pay such amounts, in U.S. dollars, within 30 days of the invoice date. Any late payment shall require the delinquent party to pay, in addition to the amount due, interest accruing at the time such obligation was first owed at the rate of 1.5% per month, on the amounts delinquent for the period of the delinquency, without prejudice to any other rights of the other party in connection therewith; provided, however, that in no event shall the interest rate be greater than the maximum permitted under applicable law

3. Term; Termination.

3.1. Term. The term of this Agreement commences on the Effective Date hereof and continues until mutually terminated in writing by the parties or otherwise terminated pursuant to the terms of this Agreement (“Term”).

3.2. Mutual Termination Right. Either party may terminate this Agreement upon 30 days’ written notice in the event that no Statement of Work then remains in effect.

3.3. Termination for Breach. A party may terminate this Agreement and/or any or all Statements of Work by providing written notice to the other party if such other party in breach of any representation, warranty or covenant of such party under this Agreement or any Statement of Work and either the breach cannot be cured or, if the breach can be cured, it is not cured by such party within a commercially reasonable period of time under the circumstances, in no case more than 30 days following such party’s receipt of written notice of such breach.

3.4. Termination for Bankruptcy/Insolvency. A party may terminate this Agreement and/or any or all Statements of Work immediately upon written notice following the institution of bankruptcy or state law insolvency proceedings against the other party, if such proceedings are not dismissed within 30 days of commencement.

3.5. Effect of Expiration or Termination. Immediately upon the effectiveness of a notice of termination delivered by a party hereunder, goPuff shall promptly terminate all performance under each applicable Statement of Work. Any expiration or termination of this Agreement will not affect any rights or obligations of the parties that (a) come into effect upon or after such expiration or termination, or (b) otherwise survive expiration or termination. Upon the expiration or any termination of this Agreement, each party shall: (i) return to the other party or destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other party’s Confidential Information (defined below); (ii) permanently erase all of the other party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems (and each party shall destroy any such copies upon the normal expiration of its backup files); and (iii) upon the other party’s written request, certify in writing to such other party that it has complied with the requirements of this Section 3.5. Neither party will be liable to the other party for any damage of any kind incurred by the other party solely by reason of the termination of this Agreement. Termination of this Agreement will not, however, constitute a waiver of any of either party’s rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

CONFIDENTIAL

4. Representations and Warranties.

4.1. Formation; Authority. Partner represents, warrants, and covenants that, as of the Effective Date and continuing throughout the Term: it is and shall continue to be duly formed, validly existing and in good standing under the laws of its jurisdiction of organization; it has and shall continue to have all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Statement of Work; the execution, delivery, and performance of this Agreement and each Statement of Work have been duly authorized by all requisite corporate action; and this Agreement and each Statement of Work together constitute the legal, valid and binding agreement of Partner, enforceable against it in accordance with their applicable terms.

4.2. Compliance with Laws. Partner represents, warrants and covenants that it shall comply at all times, at its own expense, with the provisions of all applicable federal, state, county and local laws, ordinances, regulations, and codes, as well as all non-U.S. laws, applicable to Partner’s performance of this Agreement and shall at all times refrain from engaging in any illegal, unfair, unethical or deceptive business practices.

5. Indemnification.

5.1. By Partner. Partner shall indemnify, defend and hold harmless goPuff, its respective successors and permitted assigns (collectively, “goPuff Indemnified Party(ies)”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification under this Agreement (collectively, “Losses”), incurred by any goPuff Indemnified Party as a result of, arising from or related to (a) the breach or non-fulfillment of any term or condition of this Agreement by Partner, (b) any Promotional Materials of Partner provided to goPuff, (c) any claim of infringement of third-party rights arising out of goPuff’s use of Partner’s intellectual property in accordance with this Agreement, (d) any unauthorized use or disclosure of goPuff’s Confidential Information that is attributable to Partner or Partner’s employees, contractors, agents or representatives and/or (e) any Partner products or services, including, without limitation, any such Partner products or services sold or otherwise distributed by GoPuff.

5.2. By goPuff. goPuff shall indemnify, defend and hold harmless Partner, its respective successors and permitted assigns (collectively, “Partner Indemnified Parties”) from and against any and all Losses incurred by any Partner Indemnified Party as a result of, arising from or related to (a) the breach or non-fulfillment of any term or condition of this Agreement by goPuff, (b) any claim of infringement of third-party rights arising out of Partner’s use of goPuff’s intellectual property in accordance with this Agreement, or (c) any unauthorized use or disclosure of Partner’s Confidential Information that is attributable to goPuff or goPuff’s employees, contractors, agents or representatives.

5.3. Exclusions. Notwithstanding anything to the contrary in this Agreement, an indemnifying party is not obligated to indemnify any indemnified party to the extent that any Losses arise from an indemnified party’s breach of any term or condition of this Agreement.

5.4. Cooperation. In the event that any claim for Losses is brought against an indemnified party, the indemnified party agrees (a) to promptly provide the indemnifying party with written notice of such claim, (b) to provide the indemnifying party the option to control the defense and settlement of any claim solely for monetary damages provided that (i) the indemnifying party diligently defends such claim with counsel reasonably satisfactory to the indemnified party and (ii) the indemnifying party agrees to fully indemnify the indemnified party for all Losses arising from such claim, and (c) cooperate in the defense of such claim or proceeding. The indemnifying party shall not settle any such claim without the indemnified party’s prior written consent, such consent not to be unreasonably withheld.

6. LIMITATION OF LIABILITY; DISCLAIMER.

6.1. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR LOSSES ATTRIBUTABLE TO GROSS NEGLIGENCE, WILLFUL MISCONDUCT, THIRD PARTY CLAIMS SUBJECT TO INDEMNIFICATION UNDER SECTION 4 OF THIS AGREEMENT, OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8 OF THIS AGREEMENT, (A) IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, INCLUDING LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY STATEMENT OF WORK, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE, WHETHER PARTNER WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR WHETHER THE CLAIM WAS BASED IN CONTRACT, TORT OR OTHER LEGAL OR EQUITABLE THEORY AND (B) THE MAXIMUM AGGREGATE AND CUMULATIVE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT OR ANY STATEMENT OF WORK, WHETHER ARISING IN OR FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) BREACH OF STATUTORY DUTY OR OTHERWISE, SHALL NOT EXCEED THE FEES PAID FOR THE PROMOTIONAL ACTIVITIES THAT ARE THE SUBJECT OF THE BREACH UNDER THE APPLICABLE STATEMENT OF WORK. PARTNER AGREES THAT THIS LIMITATION OF LIABILITY IS AN AGREED ALLOCATION OF RISK CONSTITUTING PART OF THE CONSIDERATION FOR GOPUFF PROVIDING THE PROMOTIONAL ACTIVITIES.

CONFIDENTIAL

6.2. DISCLAIMER. ANY WARRANTIES AND REMEDIES SET FORTH IN THIS AGREEMENT ARE THE ONLY WARRANTIES AND REMEDIES PROVIDED BY EITHER PARTY HEREUNDER. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL OTHER WARRANTIES OR REMEDIES ARE EXCLUDED, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM USAGE OF TRADE OR COURSE OF DEALING OR PERFORMANCE.

7. Intellectual Property. Each of the parties acknowledges and agrees that:

7.1. Each party retains exclusive ownership of its Intellectual Property Rights. The term “Intellectual Property Rights” shall mean: all industrial and other intellectual property rights comprising or relating to: (a) patents; (b) trademarks; (c) internet domain names, whether or not trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, data, data files, and databases and other specifications and documentation; (e) trade secrets; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the laws of any jurisdiction throughout in any part of the world.

7.2. Partner does not transfer to goPuff any right, title or interest, including any Intellectual Property Rights, in or to any Partner intellectual property, and goPuff may not use any of Partner’s intellectual property except that Partner grants to goPuff a non-exclusive, worldwide, royalty-free license to use Partner’s intellectual property to market Partner’s products to goPuff’s customers;

7.3. goPuff does not transfer to Partner any right, title or interest, including any Intellectual Property Rights, in or to any GoPuff intellectual property (including, without limitation, any intellectual property developed by or on behalf of GoPuff in connection with the Promotional Activities hereunder, which, for the avoidance of doubt, shall remain the sole and exclusive property of GoPuff), except that goPuff grants to Partner a non-exclusive, worldwide, royalty-free license to use information regarding the results of Promotional Activities set forth in reports provided by goPuff, solely for Partner’s internal business purposes, to market and sell Partner’s products to Partner’s customers during the term of this Agreement and any applicable Statement of Work; provided that (i) Partner is not in breach of any term or condition of this Agreement or any Statement of Work and (ii) Partner agrees that its collection, access, use, storage, disposal and disclosure of such information (including, without limitation, securing such information from unauthorized access or use) will comply with best industry standards, all applicable federal, state, and foreign privacy and data protection laws, rules and regulations, and any other applicable regulations and directives.

8. Confidentiality.

8.1. From time to time during the Term, either party (“Disclosing Party”) may disclose or make available to the other party (“Receiving Party”) information about its business affairs, goods and Promotional Activities, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, customer and other third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether oral or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” constitutes “Confidential Information” hereunder. Without limiting the foregoing and for the avoidance of doubt, Partner acknowledges and agrees that if and to the extent that Partner accesses any data or information hosted, processed, or collected by or on behalf of goPuff, such data or information shall constitute goPuff’s Confidential Information. Confidential Information does not include information that: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 8 by the Receiving Party or any of its representatives; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party prior to being disclosed by or on behalf of the Disclosing Party; (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or (e) is required to be disclosed pursuant to applicable law.

8.2. The Receiving Party shall, at all times after receipt of such Confidential Information: (a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; (c) not disclose any such Confidential Information to any third party, except to the Receiving Party’s representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement; and (d) immediately, upon discovery, notify the Disclosing Party of any unauthorized access to the Disclosing Party’s Confidential Information and promptly (at the Receiving Party’s expense) take actions, including those reasonably requested by the Disclosing Party, to comply with applicable laws governing data breaches and related matters.

CONFIDENTIAL

8.3. The Receiving Party shall be responsible for any breach of this Section 8 caused by any of its representatives. On the expiration or any termination of this Agreement, at the Disclosing Party’s written request, the Receiving Party shall, pursuant to Section 3.5, promptly return or destroy all Confidential Information and copies thereof that it has received under this Agreement.

9. Miscellaneous.

9.1. Further Assurances. Upon a party’s reasonable request, the other party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

9.2. Relationship of the Parties. The relationship between goPuff and Partner is solely that of independent contracting parties. For the avoidance of doubt, notwithstanding the use of the defined term “Partner” herein, nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the parties. Neither party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

9.3. Entire Agreement. This Agreement, including and together with any related exhibits, schedules and Statements of Work, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9.4. Survival. The following provisions will survive the expiration or any termination of this Agreement: 3.5; 4; 5; 6; 7; 8; and 9.

9.5. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the signatory to this Agreement for the other party at its address set forth below via nationally recognized overnight courier.

9.6. Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

9.7. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court may modify this Agreement to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.8. Amendment and Modification. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each party.

9.9. Waiver. (a) No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the party waiving its right; (b) any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion and (c) none of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission or course of dealing between the parties.

9.10. Cumulative Remedies. Except as expressly provided to the contrary herein, all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise.

9.11. Equitable Remedies. Each party acknowledges and agrees that (a) a breach or threatened breach by such party of any of its obligations under Section 8 would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such party of any such obligations, the other party shall, in addition to any and all other rights and remedies that may be available to such party at law, at equity or otherwise in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy.

9.12. Assignment; Successors; No Beneficiaries. Partner may not assign this Agreement, in whole or in part, by operation of law or otherwise, or any of its rights or obligations hereunder, without the prior written consent of goPuff. Any purported assignment or delegation in violation of this Section is null and void. Subject to the foregoing, this Agreement is binding on and inures to the benefit of the parties and their respective successors and permitted assigns. This Agreement benefits solely the parties to this Agreement, their respective successors and permitted assigns, and the indemnified parties, and nothing in this Agreement, express or implied, confers on any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

CONFIDENTIAL

9.13. Force Majeure. A party shall not be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is attributable to a force majeure event, including without limitation: (i) weather, fire, storms, elements of nature, flood, earthquakes and other natural disasters or acts of God; (ii) wars (declared and undeclared), acts of terrorism, sabotage, riots, civil disorders, blockades, embargoes, rebellions, revolutions, epidemics or quarantines; (iii) power or telecommunications failures or outages, hardware failures, software defects or malicious damage; (iv) industry-wide shortages of labor or materials, work stoppages, strikes or other similar events, labor disputes or accidents; (v) acts of any governmental authority with respect to any of the foregoing, prohibitions or restrictions or changes in applicable law or delays arising from compliance with any law or government regulation; or (vi) other similar causes beyond its control and without the fault or negligence of such party.

9.14. Governing Law. This Agreement, including all Statements of Work and all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to the foregoing, are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof.

9.15. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement, if the party sending such facsimile, e-mail or other means of electronic transmission has received express confirmation that the recipient party received the Agreement (not merely an electronic facsimile confirmation or automatic email reply).

9.16. No Public Announcements or Trademark Use. Partner shall not: (a) make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotional materials regarding the subject matter of this Agreement, goPuff or its business unless (i) Partner has received the express written consent of goPuff in each instance, or (ii) Partner is required to do so by law; (b) use any of goPuff’s trademarks without the prior written consent of goPuff.

IN WITNESS WHEREOF, the parties hereto have executed this Master Services Agreement as of the Effective Date.

GOBRANDS, INC. D/B/A GOPUFF	PARTNER:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

GOBRANDS, INC.

STATEMENT OF WORK

Nightfood

I.	Introduction

This Statement of Work made by and between GoBrands, Inc. d/b/a goPuff (“goPuff”), and Nightfood, Inc. (“Partner”) is issued pursuant to Section 1.2  of that certain Master Services Agreement by and between the parties dated April 22, 2019 (the “MSA”).

This Statement of Work and all Services performed hereunder shall be subject to the terms, conditions, and limitations set forth in the MSA. In the event of a conflict between the terms of the MSA and the terms of this Statement of Work, this Statement of Work shall control solely with respect to the matters expressly referenced herein. Capitalized terms used but not defined in this Statement of Work shall have the meanings set forth in the MSA. This Statement of Work shall not affect the validity of the MSA.

This Statement of Work shall be effective as of the Effective Date (defined below) and continue until December 31, 2019 unless sooner terminated under any applicable provision of the MSA (the “Term”).

II.	Principal Contacts

Partner	goPuff

Sean Folkson	Daniel Folkman
(Name)	(Name)

212-828-8275	(856) 745-9042
(Phone)	(Phone)

sean@nightfood.com	daniel.folkman@gopuff.com
(Email)	(Email)

III.	Scope of Services

(a)	Product Introduction.

1.	Available for Purchase. goPuff agrees to introduce and make Partner brand products available for retail purchase through goPuff’s online distribution service beginning as soon as commercially possible and throughout 2019. goPuff will offer Partner brand in all goPuff markets serviced by the Vistar OpCo’s in Illinois, Mid-Atlantic, and New England. This represents distribution in approximately half of existing goPuff markets. In June 2019, goPuff will use reasonable efforts to introduce the Partner brand in all goPuff markets serviced by Vistar OpCo’s in North Carolina and Ohio. In addition, goPuff will use reasonable efforts to offer Partner brand in approximately 15 facilities in Texas in 2019. goPuff will use reasonable efforts to make Partner brand available in all goPuff markets by December 31, 2019. Both Parties anticipate that it might be mutually beneficial to complete the roll-out sooner than that, and agree to work together to do so, at goPuff’s discretion.

2.	Product Launch. goPuff will support the launch of Partner brand products on the goPuff platform (“Product Launch”). A Product Launch will include, as mutually agreed upon:

i.	In-App Promotion. To promote the Product Launch, goPuff will leverage in-app merchandising capabilities.
ii.	Media. To promote the Product Launch, goPuff may leverage in-app messaging, emails, and paid digital advertising.
iii.	Digital Surveying. To support the Product Launch, goPuff may survey customers who have purchased Partner brand products.
iv.	Reporting. goPuff will report on the performance of the Product Launch in the Quarterly Report.

(b)	Ancillary Services

1.	Reporting. goPuff shall provide three (3) quarterly Preferred Reports , which shall include the following data analyses:

i.	Sales and percent change for Partner brand products broken out on a monthly basis;
ii.	Shopper basket analysis;
iii.	Customer loyalty matrix;
iv.	Multiple purchase incidence;
v.	Customer location, day, part, and gender analysis;
vi.	Category growth and percent share change; and
vii.	Competitive analysis.
viii.	Campaign Results
ix.	Promo code redemptions

2.	In-App Promotion. With the intent to get customers to make an order on goPuff and purchase Partner brand products, goPuff will leverage in-app merchandising capabilities which will include featured placement and inclusion in digital end caps. The Promotion Period will begin upon the execution of this agreement and will run until December 31, 2019 (the “Promotion Period”). During the Promotion Period, goPuff shall provide the Partner with at least the following:

i.	Digital End Caps. goPuff shall include Partner brand products in at least six (6) weekly Digital End Caps (individually, a “Digital End Cap”). A Digital End Cap shall include, as mutually agreed upon by goPuff and the Partner, at least one (1) Partner brand products “above the fold” within the “All” subcategory of the “Pints on Pints” category.
ii.	Featured Placement. goPuff shall provide Partner with six (6) monthly digital shelves (individually, a “Digital Shelf”). A Digital Shelf shall include, as mutually agreed upon by goPuff and the Partner, at least three (3) Partner brand products “above the fold” within the “Low Cal” subcategory of the “Pints on Pints” category.

3.	Partner Success Manager. goPuff will provide the Buyer with a dedicated Partner Success Manager who will communicate with the Partner on a regular cadence as mutually agreed upon by goPuff and the Partner

(c)	Partner Requirements. The Partner will:

1.	Announce the availability of Partner brand products on the goPuff platform through a formal co-branded press release.
2.	Include goPuff as a retailer option for customers on the Partner website.
3.	Create at least one (1) post with five (5) different influencers announcing the availability of Partner brand products on the goPuff platform. The exact influencers will be mutually agreed upon by goPuff and the Partner.
4.	Promote a goPuff New User Promo Code. goPuff shall create and provide to Partner a New User Promo Code that, when successfully applied and used by a New User may garner up to $4 off such New User’s initial goPuff order. The New User Promo Code will be valid only during the duration of this Statement of Work.
i.	goPuff agrees and commits to pay the Partner $10 (a “Referral Fee”) for each New goPuff User who applies the New User Promo Code and completes their initial goPuff order.

5.	Provide goPuff with category advisement and insights to help drive growth for the associated categories on the goPuff platform
6.	Provide goPuff with audience insights to help optimize the Partner’s inclusion in goPuff’s paid digital marketing efforts
7.	Provide the following Promotional Materials: suggested in-app content, high-resolution product images, trademark and logo usage rights, and any other media or promotional materials necessary to carry out the services. Promotional Materials shall be provided to goPuff within 30 days of the Effective Date and supplemental Promotional Materials may be provided at such time(s) as mutually agreed upon by the Parties.

(d)	Partner acknowledges that all information provided by goPuff pursuant to this Statement of Work shall constitute goPuff’s Confidential Information.

(e)	Partner acknowledges that any Intellectual Property provided pursuant to this Statement of Work shall constitute goPuff’s Intellectual Property and Confidential Information

IV.	Fees

(a)	Partnership Fee. Partner shall pay goPuff five hundred and eighty-five thousand dollars ($585,000) (the “Partnership Fee”). The Partnership Fee will be earned upon the execution of this Agreement and MSA. The Partnership Fee shall be invoiced by goPuff in six equal installments. The first invoice will be sent upon the execution of this Agreement and the MSA. The second invoice we be sent 30 days after the execution of this Agreement and MSA. The third invoice will be sent 60 days after the execution of this Agreement and MSA. The fourth invoice will be sent 90 days after the execution of this Agreement and MSA. The fifth invoice will be sent 120 days after the execution of this Agreement and MSA. The sixth invoice will be sent 150 days after the execution of this Agreement and MSA.

(b)	Referral Fee. goPuff shall pay to Partner $10 for each successful application and use of the New User Promo Code. The referral fees shall be paid out in three (3) installments. The first installment shall equal the aggregate sum of successful applications and uses of the New User Promo Code x $10 attributable to the period of April 22, 2019 to June 30, 2019. The second installment shall equal the aggregate sum of successful applications and uses of the New User Promo Code x $10 attributable to the period of July 1, 2019 to September 30, 2019. The third installment shall equal the aggregate sum of successful applications and uses of the New User Promo Code x $10 attributable to the period of October 1, 2019 to December 31, 2019. All invoices will be payable 30 days after receipt.

(c)	Additional Services. During the course of the project, it may become necessary to complete Change Order(s) for additional services that are not addressed in this Statement of Work. Once agreed upon between the parties, Change Orders for additional services shall be made in writing and signed by both parties. Any additional services shall be subject to additional fees mutually agreed upon by goPuff and Buyer and shall be billed prior to the delivery of such additional services.

V.	Authorization to Begin Work

The signatures below represent the Buyer approval for goPuff to commence work on this project as currently defined, with an agreement to pay all fees, expenses and applicable taxes incurred in the delivery of such work. By executing below, that parties, intending to be legally bound, have entered into this Statement of Work as of the date last written below (the “Effective Date”).

GoBrands, Inc. d/b/a goPuff		Nightfood, Inc.

By:		By:
	(Signature)		(Signature)

Name:		Name:
	(Print Name)		(Print Name)

Title:		Title:

Date:		Date: